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                                                              EXHIBIT 11.1

                           HASKEL INTERNATIONAL, INC.
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                               Year Ended May 31,
                                   ---------------------------------------------
                                       1994            1995            1996
                                   -------------   -------------   -------------
                                     Primary &       Primary &       Primary &
                                   Fully Diluted   Fully Diluted   Fully Diluted
                                   -------------   -------------   -------------
Net income used to compute
 primary and fully diluted
 income per share.................  $      3,000    $  1,019,000   $   2,547,000
                                   =============   =============   =============

Weighted average number of
 shares outstanding...............     3,600,992       4,356,322       4,728,230

Dilutive effect of stock
 options and warrants.............        74,041          80,428          10,036

Dilutive effect of stock
 options granted and stock
 issued in the 17 months
 prior to November 1, 1994
 using the treasury stock
 method...........................       254,316          64,033             -
                                   -------------   -------------   -------------
Number of shares used to
 compute primary and fully
 diluted earnings per share.......     3,929,349       4,500,783       4,738,266
                                   =============   =============   =============
        Net income per share......         $0.00           $0.23           $0.54
                                   =============   =============   =============
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